January 28, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of ETFS Palladium Trust’s Form 8-K dated January 28, 2016, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP